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                                  EXHIBIT 99.1

Santa Ana, California:

         On August 15, 2003, shareholders of Applied Data Communications, Inc. removed the three members of the Board of Directors, and named five new members to serve on the Board. The five new Directors are John F. Fuini, Wes R. Cleaver, Sr., Thomas Garlock, Robert James, Jr. and Christopher A. Wilson. These five Directors are expected to serve temporarily until a special meeting of shareholders in convened to elect directors. ADC anticipates that the special meeting will be held in late September 2003. Notice of the meeting will be sent to all shareholders in the near future.

         The newly appointed Directors removed Walter J. Kane from the Position of President and terminated him as an employee. Wes R. Cleaver, Sr., the Chief Financial Officer of ADC, will also assume the position of President and Chief Executive Officer. Rose Marie Sepeda has been appointed as the Company's Secretary.